UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 23, 2009, the U.S. Bankruptcy Court of the Eastern District of Michigan approved an agreement (the “Purchase Agreement”) between Noble Metal Processing – West Michigan, a subsidiary of Noble International, Ltd. (the “Company”), and RM Shelf Corp 4, Inc. (“RM Shelf”) pursuant to which RM Shelf will purchase certain assets relating to operation of the Company’s Spring Lake, Michigan facility for approximately $1.3 million. RM Shelf will also purchase finished goods, works-in-process and raw materials existing on the day of closing. The Purchase Agreement may be terminated by either party without liability if the transaction is not consummated on or before June 30, 2009.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 25, 2009, the Company consummated the sale to Multimatic Inc. (“Multimatic”) of certain assets relating to operation of the Company’s Butler, Indiana facility for $1.66 million. In connection with the sale, Multimatic also purchased existing finished goods, works-in-process and raw materials for $1.07 million.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2009, Jean-François Crancée informed the Company that, in connection with his retirement from ArcelorMittal, he was resigning as a member of the Company’s Board of Directors (the “Board”), effective immediately.

On June 23, 2009, the Board elected Brian E. Aranha to fill the Board vacancy resulting from Mr. Crancée’s resignation. Mr. Aranha serves as Vice President, Commercial Team Industry in the Flat Carbon Europe business unit of ArcelorMittal.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Richard P. McCracken
Richard P. McCracken
Chief Executive Officer

June 26, 2009